Exhibit 12.1

Telecom Argentina S.A.

Computation of Ratio of Earnings to Fixed Charges/Deficiency

In the Coverage of Fixed Charges by Earnings Before Fixed Charges (in Argentine GAAP)

(In millon of Argentine constant pesos, except for the ratio)

	As of and for fiscal year ended
	September 1999	December 2000	December 2001	December 2002	December 2003
A – Earnings
Pretax income (loss)	1,152	603	218	(5,692)	363
Fixed charges	569	687	708	946	629
Amortization of capitalized interest	53	65	56	92	94
Distributed income from equity investments	0	0	0	0	0
Less:
Capitalized interest	(105)	(130)	(104)	(67)	(6)

	1,669	1,225	878	(4,721)	1.080

B – Fixed charges
Interest expenses	441	519	564	852	608
Capitalized interest	105	130	104	67	6
Estimate of the interest within rental expense	23	38	40	27	15
Preference security dividend	0	0	0	0	0

	569	687	708	946	629

Ratio (A/B)	2.9	1.8	1.2	— (1)	1.7

(1)	Under Argentine GAAP, the ratio related to the year ended December 31, 2002 indicates less than one-to-one coverage. Consequently, earnings for this period are inadequate to cover fixed charges. A total amount of earnings of P$5,667 million is required to attain a ratio of one-to-one determined under Argentine GAAP for the year ended December 31, 2002.

Telecom Argentina S.A.

Computation of Ratio of Earnings to Fixed Charges/Deficiency

In the Coverage of Fixed Charges by Earnings Before Fixed Charges (in U.S. GAAP)

(In millon of Argentine constant pesos, except for the ratio)

	As of and for fiscal year ended
	September 1999	December 2000	December 2001	December 2002	December 2003
A – Earnings
Pretax income (loss)	1,250	554	(3,331)	(2,886)	535
Fixed charges	569	687	708	946	629
Amortization of capitalized interest	53	65	56	92	94
Distributed income from equity investments	0	0	0	0	0
Less:
Capitalized interest	(105)	(130)	(104)	(67)	(6)

	1,767	1,176	(2,671)	(1,915)	1,252

B – Fixed charges
Interest expenses	441	519	564	852	608
Capitalized interest	105	130	104	67	6
Estimate of the interest within rental expense	23	38	40	27	15
Preference security dividend	0	0	0	0	0

	569	687	708	946	629

Ratio (A/B)	3.1	1.7	— (1)	— (1)	2.0

(1)	Under U.S. GAAP, the ratios related to the years ended December 31, 2002 and 2001 indicate less than one-to-one coverage. Consequently, earnings for these periods are inadequate to cover fixed charges. A total amount of earnings of P$2,861 million and P$3,379 million is required to attain a ratio of one-to-one determined under US GAAP for the years ended December 31, 2002 and 2001, respectively.